SC 13G 1 fp0006480_sc13g.htm



SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549





SCHEDULE 13G
(Rule 13d-102)



INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO RULE 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
PURSUANT TO RULE 13d-2(b)


(AMENDMENT NO. 1)*


Williams Sonoma, Inc.

(Name of Issuer)



Common Stock, Par Value $0.01

(Title of Class of Securities)



969904101

(CUSIP Number)



December 31, 2020

(Date of Event Which Requires Filing of This Statement)




Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:



[   ]   Rule 13d-1(b)

[   ]   Rule 13d-1(c)

[ x ]   Rule 13d-1(d)




*The remainder of this cover page shall be filled out for a reporting persons initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be filed for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




















CUSIP NO.                      969904101

13G

Page 2 of 5 Pages







1

NAMES OF REPORTING PERSONS

 Blackhill Capital, Inc.


2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP





(a) [   ]

(b) [   ]


3

SEC USE ONLY




4

CITIZENSHIP OR PLACE OF ORGANIZATION



State of New Jersey


NUMBER OF

SHARES

BENEFICIALLY

OWNED BY

EACH

REPORTING

PERSON WITH

5

SOLE VOTING POWER



4,015,130


6

SHARED VOTING POWER



0


7

SOLE DISPOSITIVE POWER



4,015,130


8

SHARED DISPOSITIVE POWER



0


9

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON



4,015,130


10

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES







[   ]


11

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9



5.24%


12

TYPE OF REPORTING PERSON



IA






















CUSIP NO.                      969904101

13G

Page 3 of 5 Pages







Item 1.

(a)

Name of Issuer:





Williams Sonoma, Inc.








(b)

Address of Issuers Principal Executive Offices:





3250 Van Ness Avenue

San Francisco, California 94109






Item 2.

(a)

Name of Person Filing:




Blackhill Capital, Inc.








(b)

Address of Principal Business Office or, if None, Residence:





161 Madison Avenue

Morristown, NJ  07960








(c)

Citizenship:





State of New Jersey








(d)

Title of Class of Securities:





Common Stock, Par Value $0.01








(e)

CUSIP Number:





969904101






Item 3.

If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:








(a)

[   ]

Broker or dealer registered under Section 15 of the Exchange Act.








(b)

[   ]

Bank as defined in Section 3(a)(6) of the Exchange Act.








(c)

[   ]

Insurance company as defined in Section 3(a)(19) of the Exchange Act.








(d)

[   ]

Investment company registered under Section 8 of the Investment
Company Act.








(e)

[   ]

An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);








(f)

[   ]

An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);








(g)

[   ]

A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);








(h)

[   ]

A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;








(i)

[   ]

A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;








(j)

[   ]

Group, in accordance with Rule 13d-1(b)(1)(ii)(J).




















CUSIP NO.                      969904101

13G

Page 4 of 5 Pages







Item 4.

Ownership.







(a)

Amount beneficially owned:

4,015,130


(b)

Percent of class:

5.24%


(c)

Number of shares as to which the person has:


(i)

Sole power to vote or to direct the vote:

4,015,130


(ii)

Shared power to vote or to direct the vote:

0


(iii)

Sole power to dispose or to direct the disposition of:

4,015,130


(iv)

Shared power to dispose or to direct the disposition of:

0







Item 5.

Ownership of Five Percent or Less of a Class.





If this statement is being filed to report the fact
that as of the date hereof the reporting person has
ceased to be the beneficial owner of more than five
percent of the class of securities, check the following  [   ]






Item 6.

Ownership of More than Five Percent on Behalf of Another Person.





Not applicable






Item 7.

Identification and Classification of the Subsidiary Which
Acquired the Security Being Reported on by the Parent Holding
Company or Control Person.





Not applicable






Item 8.

Identification and Classification of Members of the Group.





Not applicable






Item 9.

Notice of Dissolution of Group.





Not applicable




















CUSIP NO.                      969904101

13G

Page 5 of 5 Pages







Item 10.

Certification.





By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.




Signature




After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.






Blackhill Capital, Inc.



By:

/S/ Cary M. Schwartz



Name:

Cary M. Schwartz


Title:

President



Date:

February 8, 2021